Exhibit 99.1

FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces Closing of a

$79.8 Million Term Loan Facility

HOUSTON, October 12, 2012 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced its sale of $79.8 million aggregate principal amount of 11% senior unsecured notes due October 11, 2014, and warrants to purchase up to 686,761 shares of its common stock with an exercise price of $10.00 per share. The warrants can be exercised at any time up until the three-year anniversary of the closing. If all of the warrants were exercised, the impact on dilution of the common shares outstanding would be 1.8%.

The notes were issued at a price of 96% of principal amount. The warrants will be issued to the purchaser of each note in an amount equivalent to 8% of the value of the notes. The purchase price of the notes was paid in cash, except for approximately $10.5 million in principal amount, which was exchanged by a single purchaser for a combination of approximately $6.0 million in face value of that purchaser’s existing 8.25% senior convertible notes issued by the Company in 2010 and the value agreed to by the Company and the noteholder, that otherwise would have been attained by the noteholder had the noteholder converted the note into 1,059,751 shares of common stock; the remaining $2.9 million in face value of that convertible note will be converted into shares of common stock under the terms of the indenture governing that convertible note.

The net cash proceeds of the offering to Harvest were approximately $63.2 million after deducting the issuance discount off the face value of the notes, placement fees, and other transaction costs. Harvest intends to use the net proceeds of the offering to fund capital expenditures planned for Gabon and other potential projects, for working capital needs and general corporate purposes.

The notes and warrants were issued in a private placement only to accredited investors. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of this securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful before registration or qualification under the securities law of any state or jurisdiction.

Knight Capital Americas LLC and Wunderlich Securities acted as co-lead placement agents on the transaction.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and Oman, and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2011 Annual Report on Form 10-K and other public filings.